UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
August 26, 2011 (August 24, 2011)

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA	30097

(Address of principal executive offices)	(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain      Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2011, Asbury Automotive Group, Inc. (the “Company”) and Elizabeth B. Chandler entered into a Transition Agreement (the “Transition Agreement”), effective as of August 26, 2011 in connection with Ms. Chandler's transition and ultimate resignation from the Company as its Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer on or before February 28, 2012 (such resignation date being, the “Termination Date”).

Prior to the Termination Date, Ms. Chandler has agreed (i) to assist the Company in recruiting and evaluating successor candidates for the General Counsel position, and (ii) upon the election of the successor General Counsel, to resign from all positions as an officer of the Company and any of its subsidiaries, transition her duties to the successor General Counsel and perform such duties as assigned to her by the Chief Executive Officer.

Prior to the Termination Date, Ms. Chandler will continue to receive her current salary and benefits, and she will be provided additional vacation days. The Transition Agreement replaces and supersedes the Severance Pay Agreement executed between Ms. Chandler and the Company on June 26, 2009. Provided that Ms. Chandler does not resign prior to February 16, 2012 and executes and delivers a release to the Company, Ms. Chandler will receive a transition assistance bonus of $50,000 and will vest in certain performance share units and restricted shares previously granted to her and due to vest in February 2012.

The information set forth above is qualified in its entirety by reference to the Transition Agreement between the Company and Ms. Chandler, effective as of August 26, 2011, attached hereto as Exhibit 10.1, which exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.        Description

10.1	Transition Agreement between Elizabeth B. Chandler and Asbury Automotive Group, Inc., effective as of August 26, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: August 26, 2011	By:	/s/ Craig T. Monaghan
	Name:	Craig T. Monaghan
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.    Description

10.1	Transition Agreement between Elizabeth B. Chandler and Asbury Automotive Group, Inc., effective as of August 26, 2011